Exhibit 99.1

Vodafone Group CTO Steve Pusey Joins FireEye Board of Directors

Veteran business leader brings wealth of international technology experience to Board

MILPITAS, Calif. – June 17, 2015 – FireEye, Inc. (NASDAQ: FEYE), the leader in stopping today’s advanced cyber attacks, today announced that Vodafone Group Chief Technology Officer Steve Pusey has been appointed to the FireEye board of directors.

Pusey brings more than 35 years of international business experience across a number of technology and service provider markets. As group chief technology officer of Vodafone Group Plc, he is responsible for defining and leading the UK-based telecommunications leader’s global technology strategy and operations for networks, IT and product development. Pusey has been a Vodafone board member since June 2009, and previously served as a Vodafone representative board member of Verizon Wireless. He has announced plans to leave Vodafone in July of this year.

From 1982 to August 2006, Pusey held various positions at Nortel Networks, most recently as executive vice president and president, Nortel EMEA. Pusey, who studied communications and microelectronics, is a graduate of the Advanced Management Program at Harvard University.

“Steve Pusey is that rare breed of business leader who combines strategic technology insights with the proven ability to connect with customers across international markets,” said David DeWalt, CEO and chairman of the board of FireEye. “Cyber security is clearly a global challenge, and Steve’s insight and experience will be valuable assets as FireEye works to solidify its position as the security industry leader in protecting against advanced cyber attacks.”

“I’ve seen first-hand the security challenges facing organizations in Europe and other regions worldwide,” said Pusey. “With a growing community of international strategic partners and a network of security operation centers, FireEye is clearly committed to fighting this battle on a global scale. I’m excited to have the opportunity to offer my experience and perspective as the FireEye leadership team continues this mission.”

About FireEye, Inc.:

FireEye has invented a purpose-built, virtual machine-based security platform that provides real-time threat protection to enterprises and governments worldwide against the next generation of cyber attacks. These highly sophisticated cyber attacks easily circumvent traditional signature-based defenses, such as next-generation firewalls, IPS, anti-virus, and gateways. The FireEye Threat Prevention Platform provides real-time, dynamic threat protection without the use of signatures to protect an organization across the primary threat vectors and across the different stages of an attack life cycle. The core of the FireEye platform is a virtual execution engine, complemented by dynamic threat intelligence, to identify and block cyber attacks in real time. FireEye has over 3,400 customers across 67 countries, including over 250 of the Fortune 500.

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